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EXHIBIT 10.18

October 4, 2001



Albert Irato
400 North Flagler Drive
Apt. 1602
West Palm Beach, FL  33401-4303



Dear Al:


This confirms the terms under which your employment at Hypercom will continue after the expiration of your Employment Agreement on January 1, 2002.

1. Position: Strategic Advisor to the Chairman and the CEO. In this position you will advise the Chairman and the CEO on strategic and industry matters as and when called upon to do so.

2. Compensation and Benefits: You will be paid a salary of $500 per month in accordance with Hypercom's standard payroll practices and subject to legally required payroll deductions. Your health insurance benefits will continue with the standard health insurance package currently available to HYC executives and spouses.

3. Business Expenses: You will be reimbursed in accordance with Hypercom's standard policies and practices for ordinary and necessary business expenses incurred by you in the course of your duties, including the costs of telephone service to your residence as currently borne by Hypercom.

4. Confidentiality and Related Matters: You will continue to preserve Hypercom's confidential information, trade secrets and other items of a proprietary nature and will not advise or consult with any competitor of Hypercom.

5. Term. This agreement will expire on December 31, 2002 unless extended by mutual agreement.

Please indicate your acceptance of this agreement in the space provided below. This agreement shall become effective upon its approval by the Board of Directors at its next scheduled meeting.

Very truly yours,


/s/ JONATHON E. KILLMER                                /s/ ALBERT IRATO
-----------------------                                -------------------------
Jonathon E. Killmer                                    Albert Irato
Executive Vice President                               Director


cc       George Wallner
         Christopher Alexander
         Tom Salamone
         Jock Patton